Exhibit 6.8

SERVICE AGREEMENT

This Service Agreement ("Agreement") is made between The Ridge, a California LLC with its principal place of business at 2448 Main Street, Santa Monica CA 90405 ("Service Provider"), and Cytonics Corporation, a Florida corporation with its principal place of business at 658 W. Indiantown Road, Suite 214, Jupiter, FL 33458 ("Client") on 2/3/20 (the "Effective Date"). Service Provider and Client may be referred to individually as a "party" or collectively as the "parties".

1.	THE SERVICES

1.1.       Overview. Service Provider shall provide certain digital marketing services described herein (collectively, the "Services") for Client's equity crowdfunding campaign (the "Crowdfunding Campaign") via SeedInvest's website (https://seedinvest.com) ("SeedInvest") or such other equity crowdfunding platform determined by Client (the "Platform") subject to the terms and conditions of this Agreement.

1.2.	Description of the Services. Service Provider shall provide to Client the following Services:

●	Design:
o	Creation of assets for paid media
o	Our designer can provide expertise for pre-existing assets that the client is responsible for providing
o	THV can provide direction on the creation of those assets if needed.
●	Website and conversion rate optimization
o	Setting up all necessary tracking
o	Landing page tests for CR improvements (2 total)
●	Email marketing
o	Setting up email captures
o	Email welcome series
o	Updates based on fundraising updates
●	Paid search
o	Creation of ad copy and audience targeting
o	Testing of ad copy and creative
o	Regular reporting
●	Paid social
o	Creation of ad copy and targeting
o	Testing of ad copy and creative
o	Regular reporting
●	Reporting
o	Regular calls held 2/month
o	Strategic planning, implementation, and execution of marketing budget ("Budget")

1.3.       Client Assets. Client shall provide Service Provider with all reasonably necessary materials, intellectual property, technical specifications, access to social media channels, and all other pre-conditions necessary for providing the Services.

2.	COMPENSATION AND PAYMENT

2.1.       Fixed Fees. For the Services rendered under this Agreement, Client shall pay to Service Provider a fixed fee in the amount of $10,000 per month during the Term (the "Fixed Fees").

2.2.       Equity Compensation. In addition to the Fixed Fees, Service Provider will receive common stock in Client in an amount equal to $10,000 per month during the Term, based on a per-share dollar value reasonably determined by the Board of Directors of Client (but in no event will the per-share dollar value be more than $2.00 per share for purposes of determining the number of shares to be issued to Service Provider) (the "Equity Compensation"). Any Equity Compensation that accrues during the Term of this Agreement shall be issued within sixty (60) days after the expiration or termination of the Services or this Agreement (whichever occurs first), provided that Service Provider must first execute such documents as the Board of Directors of Client deem necessary and appropriate.

Service Agreement

2.3.       Expenses. Client is responsible for all costs and expenses incurred on Client's behalf in connection with the provision of the Services ("Expenses"). Any Expenses outside of the Budget are subject to Client's prior written approval. Client is also responsible for its own costs and expenses incurred in connection with the Crowdfunding Campaign on the Platform, and Client acknowledges and agrees that the Platform charges fees related to the Crowdfunding Campaign as set forth in the Platform's terms and conditions. These Platform fees are completely unrelated to Service provider's compensation as set forth herein this Agreement.

2.4.       Budget and Marketing Spend. Client agrees to allocate a mutually agreed upon budget for marketing and advertising costs related to the Crowdfunding Campaign provided mutually agreeable performance metrics ("Analytics") are regularly reported on at least twice per month and met by Service Provider. In consultation with Client, Service Provider shall use its discretion and experience in allocating the marketing and advertising costs expended during the Crowdfunding Campaign ("Marketing Spend") and report all expended marketing and advertising costs to Client at least once per month. Service Provider shall reasonably cooperate with Client to adjust its strategy in allocating the Marketing Spend in response to Client feedback based on Analytics reporting. Service Provider may request additional Budget and authority for Marketing Spend with Client's prior written consent.

2.5.       Payment. Service Provider agrees that its Fixed Fees and Expenses, while owed and accruing each month, may be deferred until Client receives its first payment from the Platform after the initial escrow closes ("Deferment"), provided that, within ten (10) days after initial escrow closes, Client pays all Fixed Fees and Expenses then-due and outstanding at the time of the initial escrow closing. Thereafter, Client shall remit payment to Service Provider on a monthly basis within ten (10) calendar days following receipt of an invoice. Except for the Deferment, late payments on an invoice may be subject to a late fee equal to the lesser of 1.5% per month (18% per annum) or the maximum amount permitted under applicable law.

3.       RELATIONSHIP. Service Provider and Client are independent contractors in all matters relating to this Agreement. Nothing in this Agreement shall be construed to create any partnership, joint venture, agency, employment, or any other relationship between the parties. Except for Service Provider's provision of Services to Client in connection with the Marketing Spend, neither party has the authority to act on behalf of or to enter into any contract, incur any liability, or make any representation on behalf of the other party, unless otherwise expressly agreed to in writing signed by both parties. Service Provider has exclusive control over its employees, representatives, agents, contractors and subcontractors, and none of the foregoing shall be deemed to be employees of Client or eligible to participate in any employment benefit plans or other benefits available to Client employees. Client shall exercise no immediate control over the actual means and manner of Service Provider's performance under this Agreement, except to the extent that Client expects the satisfactory completion of the Services under this Agreement. Each party is responsible for its respective employees, representatives, agents, contractors and subcontractors, and the foregoing's compliance with the terms of this Agreement. Service Provider is not and shall not be deemed to be a dealer, broker, finder, or otherwise entitled to any brokerage, finder's, or other fee or commission in connection with any purchase or sale of securities resulting from Service Provider's general marketing services. Service Provider shall be solely responsible for all local, state and federal tax liabilities arising from any income received under this Agreement, whether cash or stock.

4.	TERM AND TERMINATION

4.1.       Term. The initial term of this Agreement commences on the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, shall continue in full force and effect for a period of three (3) months (the "Initial Term"), provided that the parties shall have the right to extend the Initial Term for consecutive one (1) month period (each a "Renewal Term") by mutual prior written consent before the expiration of the then current Initial Term or Renewal Term, as applicable. The Initial Term and any Renewal Term(s) are collectively referred to as the "Term". Service Provider will receive additional compensation for any additional Renewal Term on the same terms and conditions of this Agreement. Any additional Renewal Term does not provide Service Provider authorization for additional Budget and Marketing Spend, unless expressly agreed in writing by Client.

Service Agreement

4.2.       Termination for Cause. Either party may terminate this Agreement based on a material breach of this Agreement by the other party, provided that if such material breach is curable, the terminating party shall first give the breaching party written notice specifying the circumstances of the material breach and provide such breaching party with fifteen (15) calendar days to cure such breach as provided herein. Termination shall become effective after the lapse of such cure period, unless the events or circumstances specified in the notice have been remedied or a plan for remedying them in a prompt and effective manner has been proposed to and accepted by the terminating party and the other party has proceeded diligently to cure. This Agreement will terminate immediately upon written notice to the other party if either party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise, and same has not been discharged or terminated within ninety (90) days.

4.3.       Termination for Convenience. Either party may, at any time after thirty (30) calendar days from the Effective Date, terminate this Agreement, in its sole discretion, without cause, by providing the other party with at least thirty (30) calendar days' prior written notice of such termination ("Early Termination"). In the event of Early Termination, Client is solely responsible for the Marketing Spend that has already been expended and the compensation to Service Provider accrued prior to such Early Termination date.

4.4.       Effect of Termination. Upon the expiration or termination of this Agreement, unless otherwise agreed by the parties in writing, (a) Client shall promptly pay the prorated amount of any Fixed Fees and Expenses for Services rendered under this Agreement on or before the effective date of termination; (b) Service Provider will cease the provision of all Services and expenditure of the Marketing Spend and return to Client any unused prepaid Budget and Marketing Spend less outstanding Fixed Fees and Expenses; (c) Client will deliver any accrued Equity Compensation based on the requirements of Section 2.2; and (d) all legal obligations, rights, and duties arising out of this Agreement shall terminate except for such legal obligations, rights, and duties that have accrued prior to the effective date of termination and except as otherwise expressly provided in this Agreement.

5.       WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information developed in whole or in part by Service Provider in connection with the Services provided to Client (collectively the "Work Product") will be work made for hire and the exclusive property of the Client. To the extent deemed not to be work made for hire, Service Provider hereby assigns all Work Product and any and all intellectual property rights related thereto to Client. Upon request, Service Provider will execute all documents necessary to confirm or perfect Client's exclusive ownership of the Work Product. Without limiting the generality of the foregoing, all assets and other creative works created by Service Provider in the provision of the Services and all data and analytics in connection with the Services shall be the exclusive property of the Client.

6.       CONFIDENTIALITY. Service Provider and Client may, during the course of this Agreement, have access to or acquire knowledge from discussions with one another's personnel and from material, data, systems and other information with respect to the other which may not be accessible or known to the general public, including, but not limited to, financial, business, scientific, technical, economic, or engineering information or other proprietary or confidential information of a party ("Confidential Information"). Confidential Information does not include information which: (a) is or becomes generally available to the public other than as a result of disclosure by the receiving party (or any person to whom the receiving party disclosed such information); (b) was known by the receiving party prior to its disclosure by the disclosing party; (c) was independently developed by receiving party without use of the Confidential Information; (d) is authorized, in writing, by the disclosing party to be disclosed; or (e) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that such source is not bound by a confidentiality agreement, confidentiality obligation, or fiduciary duty which prohibits disclosure and the receiving party has no reason to believe that such source may be restricted from making such disclosure. Disclosing party shall retain all right, title, and interest in and to its Confidential Information, and nothing in this Agreement shall be construed as granting to receiving party either expressly, by implication, estoppel, or otherwise, any rights in or to disclosing party's Confidential Information, except to fulfill the purpose of this Agreement. Receiving party shall not use disclosing party's Confidential Information for any purpose other than to exercise or perform its rights or obligations under this Agreement. Receiving party shall not, without the prior written consent of disclosing party, disclose, disseminate, or otherwise communicate, in whole or in part, disclosing party's Confidential Information to any third party except to the receiving party's employees, agents, or representatives with a need to know the Confidential Information and are bound by confidentiality obligations at least as restrictive as those contained herein. Receiving party agrees to protect disclosing party's Confidential Information from disclosure with the same degree of care used to protect the confidentiality of its own Confidential Information, but in no event less than reasonable care. In the event that receiving party becomes compelled by law or order of court or administrative body to disclose any of disclosing party's Confidential Information, receiving party shall be entitled to disclose such Confidential Information, provided that: (a) receiving party provides disclosing party with prompt prior written notice to allow disclosing party the opportunity to safeguard the Confidential Information, and (b) if required to do so, receiving party shall furnish only that portion of disclosing party's Confidential Information which is legally required to be disclosed. Receiving party shall return or destroy (in disclosing party's discretion) disclosing party's Confidential Information upon written demand by disclosing party or expiration or termination of this Agreement.

Service Agreement

7.       INDEMNIFICATION. Each party shall indemnify, defend (at its own cost and expense) and hold other party and its officers, employees, and agents harmless from and against any and all third party claims, suits, demands, damages, losses and expenses (including reasonable attorneys' fees) ("Claims") arising from such party's material breach of this Agreement or such party's negligence or willful misconduct, provided that the Claims do not result from the other party's negligence or willful misconduct. If a party entitled to indemnification ("Indemnified Party") becomes aware of any Claims it believes is indemnifiable hereunder, the Indemnified Party shall give the other party ("Indemnifying Party") prompt written notice of such Claims. Notice shall (a) describe the basis on which indemnification is being asserted and (b) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Claims in the possession of Indemnified Party. Indemnifying Party shall assume the defense of any such Claims. Indemnified Party shall cooperate, at the expense of Indemnifying Party, with Indemnifying Party and its counsel in the defense. Indemnified Party shall have the right to participate fully, at its own expense, in the defense of such Claims. Any compromise or settlement of such Claims shall require the prior written consent of both parties hereunder, such consent not to be unreasonably withheld or delayed. The foregoing indemnities will be in addition to, not in lieu of, all other legal rights and remedies that each party may have.

8.	REPRESENTATIONS AND WARRANTIES

8.1.       Mutual Representations. Each party represents and warrants that (a) it has the right to enter into this Agreement and to fully perform its obligations hereunder; (b) by entering into this Agreement, it does not violate any agreement existing between it and any other person or entity; and (c) it will comply with all applicable laws, rules, and regulations of any jurisdiction in which it conducts business.

8.2.       Service Provider Representations. Service Provider represents and warrants that (a) the Services under this Agreement will be performed in a timely and workmanlike manner in accordance with generally acceptable standards in the community used by service providers providing similar services, and (b) the Work Product, and the intended use thereof in accordance with the terms of this Agreement, will not infringe, violate, or misappropriate any third party rights, including without limitation, any copyrights, trademarks, trade secrets, privacy, publicity, or other proprietary or intellectual property rights.

8.3.       Client Representations. Client represents and warrants that any Client assets or materials provided pursuant to Section 1.3, and the intended use thereof in accordance with the terms of this Agreement, will not infringe, violate, or misappropriate any third party rights, including without limitation, any copyrights, trademarks, trade secrets, privacy, publicity, or other proprietary or intellectual property rights

8.4.       No Guarantees. Client understands that Service Provider does not and cannot make any guarantees about Client's Crowdfunding Campaign. No language or provision in this Agreement or any related proposal shall be construed as a guarantee or warranty of any type by Service Provider, including, without limitation, the success of this Crowdfunding Campaign, the amount of funds raised on this Crowdfunding Campaign, or anything relating to the scope of work or quality of work by Service Provider on this Crowdfunding Campaign.

8.5.       Disclaimers. Except as expressly set forth in this Agreement, the Services are provided on an "as is" and "as available" basis without any warranties, express or implied, including, without limitation, implied warranties of merchantability or fitness for a particular purpose, and Service Provider expressly disclaims all warranties. Client agrees and understands that Service Provider has no fiduciary duty to Client.

9.       LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY ARISING UNDER INDEMNIFICATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN ANY MANNER, UNDER ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF WARRANTY OR OTHER THEORY, FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOSS OF DATA, REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF OR WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR AMOUNT OWED AND LIABILITY ARISING UNDER INDEMNIFICATION, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FROM ALL CAUSES OF ACTIONAND ALL THEORIES OF LIABILITY EXCEED COMPENSATION PAID TO SERVICE PROVIDER UNDER THIS AGREEMENT. THE LIMITATIONS SET FORTH IN THIS PARAGRAPH SHALL BE DEEMED TO APPLY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDIES SET FORTH IN THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE FULLY CONSIDERED THE FOREGOING ALLOCATION OF RISK AND FIND IT REASONABLE, AND THAT THE FOREGOING LIMITATIONS IN THIS SECTION ARE AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.

Service Agreement

10.	GENERAL

10.1.       Force Majeure. Excluding any obligations of a party to pay monies due hereunder, neither party will be responsible for any delay or failure in its performance or obligations under this Agreement due to causes beyond its reasonable control, including, without limitation, labor disputes, strikes, civil disturbances, government actions, fire, floods, acts of God, war, terrorism, or other similar occurrences (each, a "Force Majeure Event"); provided that the party affected by such Force Majeure Event (a) is without fault in causing such delay or failure,

(b) notifies the other party of the circumstances causing the Force Majeure Event, and (c) takes commercially reasonable steps to eliminate the delay or failure and resume performance as soon as practicable.

10.2.       No Waiver. A party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right hereunder. Any waivers granted hereunder are effective only if recorded in a writing signed by the party granting such waiver.

10.3.       Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter herein, and supersedes all prior discussions, negotiations, understanding, and written and oral agreements between the parties concerning this subject matter.

10.4.       Severability. If one or more provisions of this Agreement are held to be invalid, illegal, or unenforceable, under present or future law, such provision shall be deemed modified to the least degree necessary to remedy such invalidity, illegality, or unenforceability while retaining the original intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

10.5.       Amendments. This Agreement may be modified or amended only in writing, if the writing is signed by the party obligated under the amendment.

10.6.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of law rules.

10.7.       Dispute Resolution. Any dispute, claim, or controversy that may arise in connection with this Agreement shall be first negotiated in good faith by the parties, and if such negotiations do not result in a mutually agreeable resolution, any party may bring a claim against the other party, provided that such claim shall be exclusively brought in a state or federal court of competent jurisdiction located in Los Angeles County, California. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims and waives any objections to such courts based on venue or the doctrine of forum non conveniens.

10.8.       Notice. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by email or certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

10.9.       Assignment. Neither party may assign or transfer this Agreement without the prior written consent of the other party, which approval shall not be unreasonably withheld.

10.10.       Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. The parties agree that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purpose of validity, enforceability, and admissibility.

Service Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

The Ridge LLC ("Service Provider")		Cytonics Corporation ("Client")

By:	/s/ Jonathan Stidd	By:	/s/ Joey Bose

Name:	Jonathan Stidd	Name:	Joey Bose

Title:	RGA COO	Title:	President

Date:	2/3/20	Date:	2/3/20

Service Agreement